Exhibit 10.2
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This AMENDED AND RESTATED AGREEMENT (this “Agreement”) is made and entered into as of this 31st day of December, 2008, by and between Allion Healthcare, Inc., a corporation with its headquarters located at 1660 Walt Whitman Road, Melville, New York 11747 (the “Employer”), and Russell J. Fichera (the “Executive”). This Agreement amends and restates the Employment Agreement between the parties dated as of June 1, 2008 (the “Original Employment Agreement”).
     WHEREAS, the Employer and the Executive entered into the Original Employment Agreement to reflect the Executive’s duties and responsibilities and to provide for the Executive’s employment by the Employer upon the terms and conditions set forth herein; and
     WHEREAS, the Executive agreed to certain confidentiality, non-competition and non-solicitation covenants contained herein, in consideration of the additional benefits provided to the Executive under the Original Employment Agreement; and
     WHEREAS, the Original Employment Agreement became effective as of June 1, 2008 (the “Effective Date”) and for all purposes of this Agreement, the Effective Date shall remain June 1, 2008; and
     WHEREAS, the Employer employs Executive as its Chief Financial Officer under terms and conditions as set forth in the Original Employment Agreement; and
     WHEREAS, the Employer and the Executive desire to amend and restate the Original Employment Agreement for the purpose of complying with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations and Internal Revenue Service guidance thereunder;
     NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, and intending to be legally bound, the Employer and the Executive agree as follows:
     1. Employment. The Employer agrees to employ the Executive and the Executive agrees to be employed by the Employer on the terms and conditions set forth in this Agreement.
     2. Capacity. The Executive shall serve the Employer as its Chief Financial Officer. The Executive shall also serve the Employer in such other or additional offices as the Executive may reasonably be requested to serve by the Board of Directors of the Employer (the “Board of Directors”). In such capacity or capacities, the Executive shall perform such services and duties in connection with the business, affairs and operations of the Employer, consistent with such positions, as may be assigned or delegated to the Executive from time to time by or under the authority of the Board of Directors.
     3. Term. Subject to the provisions of Section 6, the term of employment pursuant to this Agreement (the “Term”) shall commence on the Effective Date and terminate on the first anniversary of the Effective Date; provided that the Term shall automatically be renewed for successive periods of one (1) year unless either party gives written notice to the other party, at least ninety (90) days prior to the end date of the then-current Term, of that party’s intent not to renew this Agreement.

     4. Compensation and Benefits. The compensation and benefits payable to the Executive during the Term shall be as follows:
          (a) Salary. For all services rendered by the Executive under this Agreement, the Employer shall pay the Executive a salary (“Salary”) at the annual rate of three hundred thousand dollars ($300,000.00), subject to increases from time to time in the sole discretion of the Compensation Committee of the Board of Directors (the “Compensation Committee”). Salary shall be payable in periodic installments in accordance with the Employer’s usual practice for its senior executives.
          (b) Performance Bonus. The Executive may be awarded performance bonuses on an annual basis, commencing with a bonus that may be awarded for the 2008 calendar year, as determined by the Board of Directors or the Compensation Committee in the sole discretion of the Board of Directors or Compensation Committee, respectively; provided, however, that the bonus for any such year shall not exceed forty percent (40%) of Salary for such year. The performance bonus, if any, shall be paid to the Executive within thirty (30) days after the Board of Directors or the Compensation Committee determines whether and to what extent performance goals were achieved, but no later than March 15 next following the end of the calendar year for which the performance bonus, if any, was earned.
          (c) Employment Bonus. The Employer shall pay the Executive a one-time employment bonus equal to one hundred thousand dollars ($100,000.00), payable on the Effective Date.
          (d) Stock Options. All options to purchase shares of common stock of the Employer issued to the Executive in accordance with the Employer’s stock option plan and the Executive’s stock option agreement thereunder which have not vested as of the time any Change in Control (as defined in Section 7(c)) occurs, shall automatically vest upon such occurrence.
          (e) Regular Benefits. The Executive shall also be eligible to participate in any employee benefit plans, medical insurance plans, life insurance plans, disability income plans, retirement plans, vacation plans, expense reimbursement plans and other benefit plans which the Employer may from time to time have in effect for all or most of its senior executives. Such participation shall be subject to the terms of the applicable plan documents, generally applicable policies of the Employer, applicable law and the discretion of the Board of Directors, the Compensation Committee or any administrative or other committee provided for in or contemplated by any such plan. Nothing contained in this Agreement shall be construed to create any obligation on the part of the Employer to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time.
          (f) Automobile. During the Term, the Employer shall provide the Executive with an automobile allowance of $995 per month to compensate the Executive for expenses related to the use of an automobile and reasonable business-related expenses associated with such automobile and its maintenance and operation.
          (g) Taxation of Payment and Benefits. The Employer shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Employer to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.
          (h) Place of Performance and Relocation Expenses. The Executive’s main office will be located at the Employer’s main office in Melville, New York or at any other location where such offices are moved. The Employer will reimburse the Executive for travel and living expenses incurred by the Executive in traveling from his residence in Massachusetts to Melville, New York or any other location where such offices are moved, and while temporarily residing at or near such location in connection with his employment with the Employer, during the period that the Executive maintains a residence in Massachusetts and for two (2) years from the date of this Agreement. If at any time reimbursement for such expenses (whether paid before this Agreement was entered into, or after) is characterized by the Internal Revenue Service as compensation to the Executive, the Employer shall pay to the Executive an additional amount equal to the tax paid by the Executive on such compensation fully grossed up so that the amount retained by the Executive after payment of taxes on such amount equals the tax imposed on the reimbursement payments. Such tax gross-up payment shall be made by December 31 of the year following the year in which the Executive remits the related taxes.
          If, during the Term, the Executive determines to relocate his residence at any time while this Agreement is in effect, the Executive will be reimbursed for his relocation expenses, including but not limited to expenses incurred to find a house near the Employer’s main office, sales commissions payable to a real estate agent in connection with the sale of the Massachusetts residence, moving expenses and other expenses incurred incidental to the process of relocation.
          (i) Exclusivity of Salary and Benefits. The Executive shall not be entitled to any payments or benefits other than those provided under this Agreement, unless otherwise approved by the Board of Directors.
     5. Extent of Service. During the Term, the Executive shall, subject to the direction and supervision of the Board of Directors, devote the Executive’s full business time, best efforts and business judgment, skill and knowledge to the advancement of the Employer’s interests and to the discharge of the Executive’s duties and responsibilities under this Agreement. The Executive shall not engage in any other business activity, except as may be required by the Transition Agreement, effective as of June 1, 2008, by and between the Executive and EnduraCare Therapy Management, Inc. (a copy of which has been provided to the Employer) or except as may be approved by the Board of Directors; provided that nothing in this Agreement shall be construed as preventing the Executive from (a) investing the Executive’s assets in any company or other entity in a manner not prohibited by Section 8(d), or (b) engaging in religious, charitable or other community or non-profit activities that, in the case of (a) or (b) above, do not in any way impair the Executive’s ability to fulfill the Executive’s duties and responsibilities under this Agreement.
     6. Termination and Termination Benefits. Notwithstanding any other provision of this Agreement, (i) the Employer may terminate the Executive’s employment hereunder at any time with or without Cause (as defined in Section 7(a)) at its election; (ii) the Executive may terminate the Executive’s employment hereunder at any time with or without Good Reason (as defined in Section 7(b)) at the Executive’s election; (iii) Executive’s employment hereunder shall automatically terminate upon the Executive’s death; (iv) the Executive’s employment shall terminate upon the Executive’s disability as provided in Section 6(c); and (v) the Executive’s employment shall terminate at the end of the then-current Term upon the Executive’s delivery of notice of nonrenewal as provided in Section 3. The date of termination of the Executive’s employment hereunder, whether upon termination by either the Employer or the Executive as provided in this Agreement or by reason of the Executive’s death or disability, is the “Termination Date.” Any termination of employment hereunder shall be effective upon, (i) in the case of nonrenewal by the Executive, the date of scheduled termination of the then-current Term, (ii) the date of receipt by the non-terminating party of a notice of termination from the terminating party with or without Cause (in the case of a termination by the Employer) or with or without Good Reason (in the case of a termination by the Executive), (iii) the date of death, or (iv) after the onset of disability as provided in Section 6(c), as the case may be; provided that, in the case of a termination by the Employer, the Employer may specify in the notice of termination a later termination date (which date shall be no later than thirty (30) days after the date of such notice of termination). The amounts payable to the Executive and other benefits provided to the Executive under this Section 6 shall be referred to as “Termination Benefits.” Payment of the Termination Benefits under this Section 6 shall be subject to Section 22 of this Agreement.
          (a) Termination by the Employer for Cause, by the Executive without Good Reason or notice of nonrenewal by the Executive. If, during the Term, (i) the Employer terminates the Executive’s employment for Cause, (ii) the Executive terminates his employment with the Employer without Good Reason, or (iii) the Executive provides the Employer with notice of non-renewal, the Executive shall be entitled to:
     (i) accrued but unpaid Salary through the Termination Date;
     (ii) cash in lieu of any accrued but unused vacation through the Termination Date (the payments provided in (i) and (ii) above collectively referred to as the “Accrued Obligations”); and
     (iii) any benefits accrued or payable to the Executive under the Employer’s benefit plans (in accordance with the terms of such benefit plans and subject to Section 22 of this Agreement) (the “Other Benefits”).
     The Accrued Obligations shall be paid in a lump sum in cash within five (5) days after the Termination Date. Upon payment or provision of the Accrued Obligations and the Other Benefits, if any, the Employer shall have no further obligations to the Executive under this Agreement.
          (b) Termination by the Executive for Good Reason, by the Employer Without Cause, or following notice of nonrenewal by the Employer. If, during the Term, (i) the Executive terminates his employment with the Employer for Good Reason within a period of 90 days after the occurrence of an uncured event of Good Reason, (ii) the Employer terminates the Executive’s employment with the Employer without Cause, or (iii) the Employer terminates the Executive’s employment within 90 days following Employer’s termination of this Agreement by reason of having delivered a notice of nonrenewal, the Executive shall be entitled to:
     (i) the Accrued Obligations, payable in a lump sum in cash, within five (5) days after the Termination Date;
     (ii) an amount equal to the Salary, at the rate in effect on the Termination Date, that would have been paid to the Executive as if there had been no termination described in this Section 6(b) through the expiration of the then-current Term, payable in a lump sum in cash within five (5) days following the Termination Date;

     (iii) an amount equal to one hundred and forty percent (140%) of Salary in effect on the Termination Date, payable in a lump sum in cash within five (5) business days after the Termination Date;
     (iv) continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Employer and the Executive as in effect on the Termination Date, provided that the Executive’s entitlements under this clause (iv) shall terminate as of the earlier of (x) one (1) year from the Termination Date or (y) the date of commencement of eligibility for health insurance pursuant to other employment or self-employment (such period of continuation, the “Termination Benefits Period”);
     (v) accelerated vesting of all options to purchase shares of common stock of the Employer issued to the Executive in accordance with the Employer’s stock option plan and the Executive’s stock option agreement thereunder; and
     (vi) the timely payment or provision of Other Benefits, if any.
     Notwithstanding the foregoing, nothing in this Section 6(b) shall be construed to affect the Executive’s right to receive COBRA continuation entirely at the Executive’s own cost to the extent that the Executive may continue to be entitled to COBRA continuation after the Executive’s right to cost sharing under Section 6(b)(iii) ceases. The Executive shall be obligated to give prompt notice of the date of commencement of any employment or self-employment and shall respond promptly to any reasonable inquiries concerning any employment or self-employment in which the Executive engages during the Termination Benefits Period.
          (c) Death. If, during the Term, the Executive’s employment with the Employer is terminated by reason of the Executive’s death, the Executive’s estate shall be entitled to:
     (i) the Accrued Obligations, payable in a lump sum in cash, within five (5) days after the Termination Date;
     (ii) a pro-rata performance bonus for the year of termination, calculated by multiplying (A) the Executive’s performance bonus, as awarded by the Board of Directors or the Compensation Committee after determining whether and to what extent performance goals were achieved for the Pro-rata Period (as defined below), by (B) a fraction (the “Pro-rata Period”), the numerator of which shall be the number of days the Executive was employed in the applicable performance period and the denominator of which shall be the number of days in the applicable performance period. The pro-rata performance bonus shall be paid to the Executive’s estate within thirty (30) days after the Board of Directors or the Compensation Committee determines whether and to what extent performance goals were achieved for the Pro-rata Period, but no later than March 15 next following the end of the calendar year for which the pro-rata performance bonus, if any, was earned; and
     (iii) the timely payment or provision of Other Benefits, if any.
          (d) Disability. If the Executive shall be physically or mentally disabled so as to be unable to perform substantially all of the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation, the Board of Directors may remove the Executive from any responsibilities and/or reassign the Executive to another position with the Employer for the remainder of the Term or during the period of such disability. Notwithstanding any such removal or reassignment, the Executive shall continue to be employed by the Employer and shall receive a payment equal to the lesser of (i) the Salary that he would have received through the date that is six (6) months after the onset of the disability, or (ii) the Salary that he would have received through the termination of the then Term (less any disability pay or sick pay benefits to which the Executive may be entitled under the Employer’s plans and policies), payable in a lump sum in cash within five (5) days following the date on which the Executive is determined to be disabled. In addition, Executive shall be entitled to any annual bonus that is earned within the period described in the foregoing sentence, which bonus shall be payable at the normal time for payment of bonuses, as prescribed in Section 4(b). Executive also shall continue to receive other benefits under Section 4 of this Agreement (except to the extent that the Executive may be ineligible for one or more such benefits under applicable plan terms) until the earlier of (i) the date that is six (6) months after the onset of the disability and (ii) the termination of the Term, at which time this Agreement shall terminate and the Executive shall be entitled only to the Accrued Obligations, and the Employer shall have no further obligation to the Executive under this Agreement. If any question shall arise as to whether the Executive is disabled so as to be unable to perform substantially all of the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Employer shall, submit to the Employer a certification in reasonable detail by a physician selected by the Employer to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Employer’s determination of such issue shall be binding on the Executive. Nothing in this Section 6(c) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.
     7. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
     (a) “Cause” shall mean (i) the failure of the Executive to perform the Executive’s duties for the Employer in accordance with Section 2 above, including without limitation, the Executive’s failure to follow the directives of the Board of Directors, consistent with Section 2, or any other material breach by the Executive of this Agreement, provided that the Employer gives notice of such breach to the Executive in writing and such breach remains uncured for thirty (30) days following the date such notice is given; (ii) the Executive’s breach of any obligation of the Executive under Section 8; (iii) any act by the Executive of fraud or theft; (iv) a conviction by a court of competent jurisdiction that the Executive is guilty of a felony, or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or a plea of nolo contendere thereto; or (v) engaging in reckless behavior (the failure to use even the slightest amount of care) or willful misconduct by the Executive with respect to the Employer or its business or assets that has had or is reasonably likely to have a material adverse effect on the Employer or its business or assets. No act or omission by the Executive reasonably believed to be in or not adverse to the interests of the Employer shall constitute Cause. For purposes of this Agreement, the Executive shall not be deemed to have been terminated for Cause unless and until there shall has been delivered to the Executive a copy of a resolution, duly adopted by the Board of Directors, stating that, in the good faith opinion of the Board of Directors, Cause exists and specifying the particulars thereof in reasonable detail. Before adopting any such resolution, the Board of Directors shall offer the Executive, upon reasonable prior written notice (which need not exceed five business days), an opportunity for him, together with his counsel, to be heard by the Board of Directors.
     (b) “Good Reason” shall mean, without Executive’s written consent:
     (i) Any material diminution in the nature or scope of the authorities, responsibilities or duties of the Executive;
     (ii) A material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that the Executive report to a corporate officer other than the Chief Executive Officer;
     (iii) Any material reduction in the amount of the Executive’s Salary;
     (iv) Any material breach by the Employer or its successors of any other provision of this Agreement, including without limitation the obligation to provide the Salary and benefits as set forth in Section 4 of this Agreement;
     (v) A material change in the geographic location of the Executive’s principal place of employment with the Employer; provided, that, for purposes of this Agreement, a change of 35 miles or more from the current location will be considered material.
     Notwithstanding the foregoing, an event described in clauses (i) through (v) above shall constitute Good Reason only if (i) the Executive gives written notice thereof to the Employer within 30 days after such event occurs, and (ii) the Employer fails to cure such event within 30 days after receipt from the Executive of such notice. If the Employer fails to cure such event of Good Reason described in clauses (i) through (v) above, the Executive must resign within 90 days of the occurrence of the event of Good Reason in order to be entitled to the Termination Benefits of Section 6(b) of this Agreement.
     (c) “Change in Control” shall mean the occurrence of one or more of the following events:
     (i) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes a “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) (other than the Employer, any trustee or other fiduciary holding securities under an employee benefit plan of the Employer, or any corporation owned, directly or indirectly, by the stockholders of the Employer, in substantially the same proportions as their ownership of stock of the Employer), directly or indirectly, of securities of the Employer, representing fifty percent (50%) or more of the combined voting power of the Employer’s then outstanding securities; or
     (ii) persons who, as of the Effective Date, constituted the Employer’s Board of Directors (the “Incumbent Board”) cease for any reason including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board of Directors, provided that any person becoming a director of the Employer subsequent to the Effective Date whose election was approved by at least a majority of the directors then comprising the Incumbent Board shall, for purposes of this Section 7(c), be considered a member of the Incumbent Board; or
     (iii) the stockholders of the Employer approve a merger or consolidation of the Employer with any other corporation or other entity, other than (1) a merger or consolidation which would result in the voting securities of the Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Employer or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Employer (or similar transaction) in which no “person” (as hereinabove defined) acquires more than fifty percent (50%) of the combined voting power of the Employer’s then outstanding securities; or
     (iv) the stockholders of the Employer approve a plan of complete liquidation of the Employer or an agreement for the sale or disposition by the Employer of all or substantially all of the Employer’s assets.
     8. Confidential Information, Noncompetition and Cooperation.
          (a) Confidential Information. As used in this Agreement, “Confidential Information” means nonpublic (not as a result of the Executive’s wrongful disclosure) information belonging to the Employer which is of value to the Employer in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Employer. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property, trade secrets, know-how, designs, processes or formulae, software, market or sales information or plans, customer lists; and business plans, prospects, strategies and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Employer. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Employer, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Employer has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under Section 8(b).
          (b) Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Employer with respect to all Confidential Information. At all times, both during the Executive’s employment with the Employer and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the prior written consent of the Employer, except as may be necessary in the ordinary course of performing the Executive’s duties to the Employer.
          (c) Documents. Records. etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Employer or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Employer. The Executive will return to the Employer all such materials and property as and when requested by the

Employer. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.
          (d) Noncompetition and Nonsolicitation. During the Executive’s employment with the Employer and for one (1) year thereafter, the Executive (i) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined), (ii) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Employer (other than terminations of employment of subordinate employees undertaken in the course of the Executive’s employment with the Employer); and (iii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Employer. The Executive understands that the restrictions set forth in this Section 8 are intended to protect the Employer’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. For purposes of this Agreement, the term “Competing Business" shall mean a business which consists of operating specialty HIV pharmacies anywhere within the United States. Notwithstanding the foregoing, the Executive may own up to one percent (1%) of the outstanding stock of a publicly-held corporation which constitutes or is affiliated with a Competing Business. The Employer may extend the period of noncompetition and nonsolicitation for an additional period not exceeding one (1) year, provided that it extends and pays Termination Benefits to the Executive for the duration of the extension, such Termination Benefits to be payable, in each case, in the same form as provided in Section 6 but as if the Date of Termination were the last day of the extended covenant period. Notwithstanding the foregoing, the Executive’s obligations under Section 8(d)(i) shall terminate and be of no further force or effect upon termination of the Executive’s Employment under any of the circumstances described in Section 6(b).
          (e) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Employer that the Executive’s execution of this Agreement, the Executive’s employment with the Employer and the performance of the Executive’s proposed duties for the Employer will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Employer, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Employer any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.
          (f) Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Employer in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Employer which relate to events or occurrences that transpired while the Executive was employed by the Employer. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Employer at mutually-convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Employer in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Employer. The Employer shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 8(f). If the Executive is entitled to reimbursement of expenses hereunder, the amount reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. The Executive’s rights and obligations pursuant to this Section 8(f) shall expire at the end of six (6) years after the Effective Date and shall not be subject to liquidation or exchange for another benefit.
          (g) Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Employer which might result from any breach by the Executive of the promises set forth in this Section 8, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 8 of this Agreement, the Executive agrees that if the Executive breaches, or threatens to breach, any portion of this Agreement, the Employer shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Employer.
          (h) Definition of Employer. For purposes of this Section 8, “Employer” shall include Allion Healthcare, Inc. and each of its subsidiaries.
     9. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration under the auspices of the American Arbitration Association (“AAA”) in New York, New York in accordance with the Employment Arbitration and Mediation Procedures of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Employer may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 9 shall be specifically enforceable. Subject to Section 21, regardless of the prevailing party, each party agrees to share equally the costs of the arbitration. Notwithstanding the foregoing, this Section 9 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 9.
     10. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 8 of this Agreement, the parties hereby consent to the jurisdiction of the Supreme Court of the State of New York, Suffolk County, and the United States District Court for the Eastern District of New York. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
     11. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter.

     12. Assignment; Successors and Assigns; etc. Neither the Employer nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Employer may assign its rights under this Agreement without the consent of the Executive in the event that the Employer shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon the Employer and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.
     13. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
     14. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
     15. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally-recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Employer or, in the case of the Employer, at its main offices, attention of the Chairman of the Board of Directors, and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.
     16. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Employer.
     17. Construction. This Agreement has been drafted and reviewed jointly by the parties, and no presumption of construction as to the drafting of this Agreement shall be applied against or in favor of any party.
     18. Governing Law. This is a New York contract and shall be construed under and be governed in all respects by the laws of the State of New York, without giving effect to the conflict of laws principles of New York. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Second Circuit.
     19. Indemnification. The provisions of Article VII (Indemnification) of the Fourth Amended and Restated Bylaws of the Employer as in effect on the date hereof are deemed incorporated herein by reference and any amendment to such By Laws after the date hereof shall not be incorporated by reference herein if the effect thereof is to reduce the rights conferred on the Executive. To the extent the Executive is covered by any Director’s and Officer’s insurance maintained by the Employer for the period during which the Executive provides services hereunder, the Employer will undertake reasonable efforts to make available to the Executive the benefit of such insurance.
     20. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.
     21. Legal Fees. The Employer shall reimburse the Executive for legal fees incurred in connection with the preparation of this Agreement in an amount not to exceed $4,000 (the “Initial Legal Expenses”). All such reimbursements or payments of Initial Legal Expenses shall be payable by the Employer to the Executive within ten (10) business days after delivery of Executive’s written request for payment accompanied with such evidence of legal fees as the Employer reasonably may require, but in no event later than March 15 of the year after the year in which such fees are incurred.
     If there is an arbitration or court proceeding between the Executive and the Employer in connection with Executive’s enforcement of the terms of this Agreement and it has been determined in such arbitration or proceeding that the Executive has substantially prevailed in such arbitration or proceeding, the Employer shall reimburse the Executive’s reasonable fees and expenses incurred in connection with such arbitration or proceeding in an amount not to exceed $100,000 (the “Enforcement Legal Expenses”). If the Executive is awarded the right to recover Enforcement Legal Expenses, the reimbursement of an eligible expense shall be made within ten (10) business days after delivery of Executive’s written request for payment accompanied with such evidence of fees and expenses incurred as the Employer reasonably may require, but in no event later than March 15 of the year after the year in which such rights are established.
     22. Code Section 409A.
     (a) This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Employer nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A of the Code.
     (b) Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable hereunder by reason of the Executive’s disability or termination of employment, such amount or benefit will not be payable or distributable to the Executive by reason of such circumstance unless (i) the circumstances giving rise to such disability or termination of employment, as the case, may be, meet any description or definition of “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. This provision does not prohibit the vesting of any amount upon a disability or termination of employment, however defined. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “disability” or “separation from service,” as the case, may be, or such later date as may be required by subsection (c) below.
     (c) Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of the Executive’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Employer under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):
          (i) if the payment or distribution is payable in a lump sum, the Executive’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of (A) a date no later than thirty (30) days following the Executive’s death, or (B) the first day of the seventh month following the Executive’s separation from service; and
          (ii) if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Executive’s separation from service will be accumulated and the Executive’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of (A) a date no later than thirty (30) days following the Executive’s death, or (B) the first day of the seventh month following the Executive’s separation from service, whereupon the accumulated amount will be paid or distributed to the Executive and the normal payment or distribution schedule for any remaining payments or distributions will resume.
     For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder, provided, however, that, as permitted in such final regulations, the Employer’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board of Directors or the Compensation Committee, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Employer, including this Agreement.
          (d) If Executive is entitled to be paid or reimbursed for any taxable expenses under this Agreement, and such payments or reimbursements are includible in Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. Except as otherwise provided in this Agreement, Executive’s rights to payment or reimbursement of expenses shall expire at the end of six (6) years after the Effective Date. No right of Executive to reimbursement of expenses shall be subject to liquidation or exchange for another benefit.
[Signatures on Following Page]

IN WITNESS WHEREOF, this Agreement has been executed by the Employer, by its duly authorized officer, and by the Executive, as of December 31, 2008.

/s/ Russell J. Fichera

Russell J. Fichera

ALLION HEALTHCARE, INC.

By:	/s/ Michael P. Moran
Name:	Michael P. Moran
Title:	Chief Executive Officer